EXHBIT 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT:
December 5, 2008	CHRISTINE M. RUSH
CHIEF FINANCIAL OFFICER
(301) 430-2544

OLD LINE BANCSHARES, INC. RECEIVES $7 MILLION INVESTMENT FROM U.S. TREASURY

BOWIE, MD (December 5, 2008)  James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (NASDAQ CAPITAL MARKET: OLBK), the bank holding company for Old Line Bank, today announced that the company has received a $7 million investment from the U.S. Treasury as part of the federal government’s TARP Capital Purchase Program.  Old Line Bancshares, Inc. sold Senior Preferred shares and warrants to purchase common stock to the U.S. Treasury for $7 million.

Mr. Cornelsen said “we are pleased to participate in the TARP.  The Treasury designed the program to provide additional capital to healthy institutions, to provide liquidity to the credit markets, and to stabilize our financial markets.  We plan to use this capital to support our continued lending activities in the suburban Maryland market and it provides us the flexibility to evaluate future opportunities”.

As of September 30, 2008, Old Line Bank was considered “well capitalized” by all regulatory standards.  With the Treasury investment, Old Line Bank’s Tier 1 capital ratio increased to approximately 13.87% and total risk based-capital increased to approximately 17.30%.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C.  Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland, one branch in Annapolis, Maryland and four additional branches in Prince George’s County, Maryland.  Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George’s, Anne Arundel, Charles and northern St. Mary’s.  It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statement in this press release with respect to our plans to use the additional capital discussed herein to support loan growth is not a historical fact and constitute “forward-looking statements” as defined by Federal Securities laws.  Such statement is subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: changes in interest rates and changes in economic, competitive, governmental, regulatory, technological or other factors that could affect Old Line Bancshares, Inc.’s business plans or competitive position or that otherwise require us to re-direct our focus and resources to other areas of our business than currently planned, whether they affect Old Line Bancshares, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made.  Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.